Exhibit 7.01
Sale Agreement
February 1, 2008
          The undersigned, EIP INVESTMENT HOLDINGS L.L.C. COMM V.A., as Seller, hereby agrees to sell, transfer and convey on February 7, 2008 (the “Closing Date”) to Ixe Banco, S.A. Fidercomiso F/466, as Purchaser. Seventeen Million One Hundred Forty Two Thousand Eight Hundred Fifty Seven (17,142,857) ordinary shares of Desarrolladora Homex, S.A.B. de C.V. (the “Shares”) in consideration of the sum of US$150,000,000.00 (the “Purchase Price”).
          The Purchase Price shall be paid to the Seller on the Closing Date by wire transfer of immediately available funds in US Dollars to the following account:

Bank Name:	JPMorgan Chase Bank
Location:	New York
Swift Code:	CHASUS33
Account Name:	JPMorgan Chase — Nostro USD Account
Account #:	323154042
Reference:	JPM FX Desk: Eddie Sassoon
          The shares will be transferred from Seller’s account at Smith Barney to the following account:

IXE BANCO, S.A. FIDEICOMISO F/466
INDEVAL ACCOUNT 010060703
REFERENCE: CONTRACT NUMBER 59833-4 IN THE NAME OF
IXE BANCO, S.A. FIDEICOMISO F/466
          The Purchaser agrees not to offer or sell the Shares and will not offer or sell such shares to or for the benefit or account of “U.S. persons” (as defined in Rule 902(k) of Regulation S) prior to the expiration of the forty-day period commencing on the Closing Date.
          Each party agrees that it shall take no action against the other party challenging this agreement or the transaction contemplated hereunder or seek monetary damages on grounds that such other party has material non-public information of Desarrolladora Homex, S.A.B. de C.V.

Seller:	Purchaser:
EIP INVESTMENT HOLDINGS	Ixe Banco, S.A. Fideicomiso F/466
L.L.C. COMM V.A.

Brain Richter	By: Idalia Morales and Armando Jorgo
Pursuant to Power of Attorney	Rivero Laing Its: Legal Representatives

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